CORPORATE ACCESS NUMBER: 2026899894

Government of Alberta

BUSINESS CORPORATIONS ACT

CERTIFICATE

OF

AMALGAMATION

VERMILION ENERGY INC.
IS THE RESULT OF AN AMALGAMATION FILED ON 2025/02/26.

Articles of Amalgamation
For
VERMILION ENERGY INC.

Share Structure:	THE CORPORATION IS AUTHORIZED TO ISSUE AN UNLIMITED NUMBER OF COMMON SHARES.
Share Transfers Restrictions:	NONE
Number of Directors:	
Min Number of Directors:	1
Max Number of Directors:	15
Business Restricted To:	NONE
Business Restricted From:	NONE
Other Provisions:	THE ATTACHED SCHEDULE IS INCORPORATED INTO AND FORMS PART OF THE ARTICLES OF THE CORPORATION.

Registration Authorized By: MARK KOPITAR
SOLICITOR

THIS SCHEDULE IS INCORPORATED INTO
AND FORMS PART OF THE ARTICLES OF
VERMILION ENERGY INC. (the "Corporation")

OTHER RULES OR PROVISIONS (IF ANY):

The directors may, between annual general meetings, appoint one or more additional directors of Vermilion Energy Inc. to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of Vermilion Energy Inc. Meetings of the shareholders of Vermilion Energy Inc. may be held outside Alberta at any place within Canada as the Board of Directors of Vermilion Energy Inc. may determine.

10000507138566270

Articles of Arrangement

Business Corporations Act
Section 193

1. Name of Corporation	2. Corporate Access Number
VERMILION ENERGY INC.	

3. **In accordance with the order approving the arrangement, the articles of the corporation are amended as follows:**

In accordance with the Final Order of the Court of King's Bench of Alberta dated February 7, 2025, a copy of which is attached hereto as Schedule "A" (the "**Final Order**"), approving the arrangement pursuant to Section 193 of the *Business Corporations Act* (Alberta), the Plan of Arrangement, a copy of which is attached as Schedule "B", in respect of Westbrick Energy Ltd., and involving the security holders of Westbrick Energy Ltd., KKR WEL (Alberta) ULC and Vermilion Energy Inc., shall be effective upon the filing hereof and the filing of the Articles of Amalgamation, attached as Schedule "C", which Articles of Amalgamation shall be the articles of the amalgamated corporation created by the amalgamation of Westbrick Energy Ltd. with KKR WEL (Alberta) ULC pursuant to the terms of the Plan of Arrangement.

Additionally, Articles of Amalgamation, attached as Schedule "D" hereto will be filed in connection with the filing hereof, which Articles of Amalgamation shall be the articles of the amalgamated corporation created by the amalgamation of Vermilion Energy Inc. with the entity created by the amalgamation of Westbrick Energy Ltd. and KKR WEL (Alberta) ULC pursuant to the terms of the Plan of Arrangement. No amendment to the articles of Vermilion Energy Inc. is being made by the Plan of Arrangement.

Dion Hatcher
Name of Person Authorizing *(please print)*

DocuSigned by:
Dion Hatcher
Signature 43F8A8432...

President & Chief Executive Officer
Title *(please print)*

February 26, 2025
Date

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act. Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Box 3140, Edmonton, Alberta T5J 4L4, (780) 427-7013.

REG 3059 (2003/05)

SCHEDULE "A"

FINAL ORDER

COURT FILE NUMBER	2503 - 01507
COURT	COURT OF KING'S BENCH OF ALBERTA
JUDICIAL CENTRE	EDMONTON
APPLICANT	WESTBRICK ENERGY LTD.
MATTER	IN THE MATTER OF SECTION 193 OF THE BUSINESS CORPORATIONS ACT, RSA 2000, c B-9, AS AMENDED AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING, INTER ALIA, WESTBRICK ENERGY LTD
DOCUMENT	**FINAL ORDER**
ADDRESS FOR SERVICE AND CONTACT INFORMATION OF PARTY FILING THIS DOCUMENT	**Osler, Hoskin & Harcourt LLP** Brookfield Place, Suite 2700 225 – 6 Ave SW Calgary, AB T2P 1N2 Attention: Tristram Mallett Telephone: 403.260.7041 Email: tmallett@osler.com File Number: 1260278

DATE ON WHICH ORDER WAS PRONOUNCED: February 7, 2025

LOCATION OF HEARING: Edmonton, Alberta

NAME OF JUSTICE WHO GRANTED THIS ORDER: The Honorable Justice Burns

UPON THE Originating Application (the **"Originating Application**") of Westbrick Energy Ltd. (the **"Applicant**") for approval of an arrangement (the **"Arrangement**") involving, among others, the Applicant and the holders of Westbrick Shares ("**Shareholders**") pursuant to section 193 of the *Business Corporations Act,* RSA 2000, c 8-9, as amended (the "***ABCA***");

AND UPON reading the Originating Application, the interim order of this Court granted January 24, 2025 (the "**Interim Order**"), and the affidavits of Ken McCagherty sworn January 22, 2025 and February 6, 2025 and the exhibits referred to therein (the "**McCagherty Affidavits**");

AND UPON being advised that service of notice of this application has been effected in accordance with the Interim Order or as otherwise accepted by the Court;

AND UPON being advised that no notices of dissent have been received in accordance with the Interim Order;

AND UPON being advised that no Notices of Intention to Appear have been delivered in respect of this application;

AND UPON being advised that the Registrar appointed under section 263 of the *ABCA* (the "**Registrar**") has been provided notice of this application and that the Registrar has indicated that it does not consider it necessary to appear;

AND UPON the Court being satisfied that the Applicant has sought and obtained the approval of the Arrangement by the Shareholders in the manner and by the requisite majority required by the Interim Order;

AND UPON it appearing that it is impracticable to effect the transactions contemplated by the Arrangement under any other provision of the *ABCA;*

AND UPON the Court being satisfied that the statutory requirements to approve the Arrangement have been fulfilled and that the Arrangement has been put forward in good faith;

AND UPON the Court being advised that the approval of the Arrangement by this Court will constitute the basis for an exemption from the registration requirements of the *Securities Act of 1933*, as amended, of the United States of America pursuant to Section 3(a)(10) thereof, with respect to the issuance of Purchaser Shares pursuant to the Arrangement;

AND UPON the Court being satisfied that the terms and conditions of the Arrangement and the procedures relating thereto, are fair and reasonable, substantively and procedurally, to the Shareholders and other affected persons and that the Arrangement ought to be approved;

AND UPON hearing from counsel for the Applicant:

IT IS HEREBY ORDERED THAT:

1. The Arrangement proposed by the Applicant, on the terms set forth in **Schedule A** to this order ("**Order**"), is hereby approved by the Court under section 193 of the *ABCA*.

2. Capitalized terms not otherwise defined in this Order have the meanings ascribed to them in the McCagherty Affidavits.

3. The terms and conditions of the Arrangement, and the procedures relating thereto, are fair and reasonable, substantively and procedurally, to the Shareholders and all other affected persons.

4. Upon satisfaction or waiver of all conditions necessary to complete the Arrangement, the articles of arrangement giving effect to the Arrangement (the "**Articles of Arrangement**") shall be filed pursuant to Section 193 of the *ABCA* on such date as the Applicant determines in accordance with the terms of the Arrangement Agreement.

5. Service of notice of the Originating Application, the Written Resolution Notice and the Interim Order is hereby deemed good and sufficient. Service of this Order shall be made on all persons who appeared on this application, either by counsel or in person, and upon the Registrar in accordance with the Interim Order but is otherwise dispensed with.

6. The Applicant may, on notice to such parties as the Court may order, seek leave at any time prior to the filing of the Articles of Arrangement to vary this Order or seek advice and directions as to the implementation of this Order.

Justice of the Court of King's Bench of Alberta

SCHEDULE "B"

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE *BUSINESS CORPORATIONS ACT* (ALBERTA)

ARTICLE 1 INTERPRETATION

1.1 In this Plan of Arrangement, the following terms have the following meanings:

(a) "**ABCA**" means the *Business Corporations Act* (Alberta);

(b) "**Adjusted Fully-Diluted Shares**" means the aggregate number of Westbrick Shares equal to the sum of:

(i) the number of issued and outstanding Westbrick Shares immediately prior to the Effective Time; and

(ii) the number of Westbrick Shares issuable to the holders of In-the-Money Options immediately prior to the Effective Time assuming exercise on a cashless basis; which shall be deemed in respect of each In-the-Money-Option to be equal to a fraction of the number of Westbrick Shares stated to be issuable to the holder under such In-the-Money Option where the numerator is the In-the-Money Amount applicable thereto and the denominator is the Consideration Per Share;

(iii) the aggregate number of Westbrick RSUs and Westbrick DSUs outstanding immediately prior to the Effective Time;

provided, however, that in respect of any In-the-Money Options which are exercised by the Optionholder paying the applicable exercise price in cash pursuant to an Option Exercise and Surrender Agreement that has been duly completed, executed and returned to Westbrick prior to the Election Deadline, then the full number of Westbrick Amalco Shares for which In-the-Money Options are exercised will be included in clause (ii) above;

(c) "**Aggregate Adjusted Consideration**" has the meaning set forth in the Arrangement Agreement;

(d) "**Aggregate Shares Elected**" means the aggregate number of Purchaser Shares that would be issuable to holders of Westbrick Amalco Shares based on elections to receive the Share Consideration and the Combined Consideration made pursuant to subsection 3.1(m), before giving effect to the proration provision of subsection 3.1(n);

(e) "**Arrangement**" means the arrangement under section 193 of the ABCA as set out in this Plan of Arrangement, as the same may be amended in accordance with Article 7 of this Plan of Arrangement or at the direction of the Court in the Interim Order or the Final Order with the consent of Westbrick, KKR WEL and the Purchaser, each acting reasonably;

(f) "**Arrangement Agreement**" means the arrangement agreement dated as of December 22, 2024 among Westbrick, KKR WEL and the Purchaser (including the schedules thereto), as such agreement may be amended, modified or supplemented from time to time in accordance with its terms providing for, among other things, the Arrangement;

(g) "**Articles of Arrangement**" means the articles of arrangement in respect of the Arrangement required under subsection 193(4.1) of the ABCA to be filed with the Registrar after the Final Order has been made to give effect to the Arrangement;

(h) "**Business Day**" means any day other than a Saturday, a Sunday or a statutory holiday on which banks in Calgary, Alberta and New York, New York are generally open for commercial banking business during normal banking hours;

(i) "**Cash Consideration**" means consideration in the form of cash to be paid on the election or deemed election of a Westbrick Amalco Shareholder pursuant to the Arrangement;

(j) "**Cash Electing Shareholder**" means a Westbrick Amalco Shareholder who has elected or deemed to have elected to only receive Cash Consideration pursuant to the Arrangement;

(k) "**Certificate**" means the certificate or certificates or other confirmation of filing to be issued by the Registrar pursuant to subsection 193(11) of the ABCA giving effect to the Arrangement;

(l) "**Combination Electing Shareholder**" means a Westbrick Amalco Shareholder who has elected Combined Consideration pursuant to the Arrangement;

(m) "**Combined Consideration**" means the consideration in the form of Cash Consideration and Share Consideration to be received on the election of a Westbrick Amalco Shareholder pursuant to the Arrangement;

(n) "**Consideration per Share**" means the quotient of: (a) the Aggregate Adjusted Consideration divided by (b) the Adjusted Fully-Diluted Shares;

(o) "**Court**" means the Court of King's Bench of Alberta;

(p) "**Depositary**" means Odyssey Trust Company or such other trust company as may be designated by Purchaser, KKR WEL and Westbrick;

(q) "**Dissent Rights**" means the right of a registered Westbrick Shareholder to dissent to the Arrangement Resolution and to be paid the fair value of the Westbrick Shares in respect of which the holder dissents, all in accordance with section 191 of the ABCA, the Interim Order and Article 5;

(r) "**Dissenting Shareholders**" means the registered Westbrick Shareholders that validly exercise Dissent Rights in strict compliance section 191 of the ABCA, as modified by the Interim Order and Article 5, and have not withdrawn, or been deemed to have withdrawn, such exercise of Dissent Rights immediately prior to the Effective Time and, and "**Dissenting Shareholder**" means any one of them;

(s) "**Duvernay Alternative Transaction**" has the meaning set forth in the Arrangement Agreement;

(t) "**Duvernay Assets**" has the meaning ascribed to it in the Duvernay Spinco Conveyance Agreement;

(u) "**Duvernay Assumed Liabilities**" means the Assumed Liabilities as defined in the Duvernay Spinco Conveyance Agreement;

(v) "**Duvernay Conveyance**" means the transactions contemplated by the Duvernay Spinco Conveyance Agreement;

(w) "**Duvernay Deposit**" means the deposit paid to Westbrick pursuant to the Duvernay Share Purchase Agreement, if any;

(x) "**Duvernay Net Proceeds**" means the total amount of cash consideration under the Duvernay Share Purchase Agreement received by Westbrick, including for greater certainty, the full amount of the Duvernay Deposit;

(y) "**Duvernay Share Purchase Agreement**" has the meaning set forth in the Arrangement Agreement;

(z) "**Duvernay Spinco**" means TMax Energy Ltd., a corporation existing under the ABCA;

(aa) "**Duvernay Spinco Conveyance Agreement**" has the meaning set forth in the Arrangement Agreement;

(bb) "**Duvernay Spinco Shares**" means the common shares of Duvernay Spinco;

(cc) "**Duvernay Spinco Shares Value**" means an amount determined by an independent valuator acceptable to Westbrick, Purchaser and KKR WEL, each acting reasonably, as the fair value of the Duvernay Spinco Shares, or such other amount as agreed to by Westbrick, Purchaser and KKR WEL;

(dd) "**Duvernay Spin-Out Event**" has the meaning set forth in the Arrangement Agreement;

(ee) "**Effective Date**" means the date the Arrangement is effective under the ABCA;

(ff) "**Effective Time**" means 12:01 a.m. on the Effective Date or such other time as Purchaser and Westbrick may agree upon in writing;

(gg) "**Election Deadline**" means 4:30 p.m. (Calgary time) on the date specified on the Notice of Written Resolution (as defined in the Arrangement Agreement) which date shall not be later than the second Business Day prior to the date the Final Order is issued;

(hh) "**Entitlement Schedule**" means a spreadsheet prepared by the Company in consultation with KKR WEL and acceptable to the Purchaser, acting reasonably, setting forth the Adjusted Fully-Diluted Shares and the entitlement of each former Westbrick Amalco Shareholder, holder of Westbrick Amalco Options, holders of Westbrick RSUs and Westbrick DSUs for any amounts payable to such persons under Section 3.5 or 3.6;

(ii) "**Final Order**" means the final order of the Court approving the Arrangement pursuant to section 193(4) of the ABCA, as such order may be amended, modified, supplemented or varied by the Court (with the consent of each of the Purchaser, KKR WEL and the Company, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such amendment is satisfactory to each of the Purchaser, KKR WEL and the Company, acting reasonably) on appeal;

(jj) "**Fully-Diluted Shares**" means the number of Westbrick Shares equal to sum of:

(i) the number of issued and outstanding Westbrick Shares immediately prior to the Effective Time;

(ii) plus the number of issued and outstanding Westbrick Options exercisable immediately prior to the Effective Time;

(iii) plus the number of outstanding Westbrick RSUs and Westbrick DSUs immediately prior to the Effective Time, as set forth on the Entitlement Schedule;

(kk) "**Governmental Authority**" means any:

(i) federal, provincial, municipal, state or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign;

(ii) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government;

(iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; or

(iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having, purporting to have, exercising, or entitled to exercise, jurisdiction over such Person, transaction or event;

(ll) "**Holdco Shares**" means all of the issued and outstanding shares in the capital of KKR Holdco;

(mm) "**In-the-Money Amount**" means, with respect to an In-the-Money Option, the Consideration per Share less the exercise price of such In-the-Money Option;

(nn) "**In-the-Money Option**" means any Westbrick Option or Westbrick Amalco Option, as the context requires that is not an Out-of-the-Money Option;

(oo) "**Interim Order**" means the interim order of the Court pursuant to section 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, as such order may be amended, modified, supplemented or varied by the Court (with the consent of each of the Purchaser, KKR WEL and the Company, acting reasonably) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that such amendment is satisfactory to each of the Purchaser, KKR WEL and the Company, acting reasonably) on appeal;

(pp) "**Insurance Claim**" means the business interruption claim made by Westbrick as set forth on the Disclosure Schedules (as defined in the Arrangement Agreement);

(qq) "**Insurance Entitlement Calculation**" means, in the case where (i) the Insurance Claim is settled prior to the Effective Time, 100% of the Insurance Recovery Amount; or (ii) the Insurance Claim is settled following the Effective Time, 70% of the Insurance Recovery Amount.

(rr) "**Insurance Recovery Amount**" means 77% of any amounts recovered by Westbrick in respect of the Insurance Claim;

(ss) "**KKR Holdco**" means KKR WEL (Alberta) ULC, an unlimited liability corporation existing under the laws of the Province of Alberta;

(tt) "**KKR Holdco Note**" has the meaning set forth in Section 3.1(f)(ii);

(uu) "**KKR Holdco Return of Capital Amount**" has the meaning set forth in Section 3.1(f)(ii);

(vv) "**KKR WEL**" means KKR WEL B.V., a private company with limited liability existing under the laws of the Netherlands;

(ww) "**Letter of Transmittal and Election Form**" has the meaning set forth in the Arrangement Agreement;

(xx) "**Option Agreements**" means, collectively, the option agreements entered into by each of the Optionholders and Westbrick in connection with the grant of Westbrick Options, and each such agreement is an "**Option Agreement**";

(yy) "**Option Payout Amount**" means:

(i) for each In-the-Money Option outstanding immediately prior to the Effective Time, the amount equal to the product of (a) the In-the-Money Amount (as may be adjusted as set forth in Section 3.1(i)(xii)); and (b) the aggregate number of Westbrick Amalco Shares subject to such Westbrick Amalco Option, which amount will be set forth in the Entitlement Schedule; and

(ii) for each Out-of-the-Money Option outstanding immediately prior to the Effective Time, nil;

(zz) "**Option Exercise and Surrender Agreements**" means option exercise and surrender agreements in form to be agreed to by the Parties, each acting reasonably, executed and delivered by Optionholders whereby each Optionholder elects, with respect to all of its Westbrick Amalco Options to:

(i) exercise the Westbrick Amalco Options by paying the applicable cash exercise price in full;

(ii) exercise each Westbrick Amalco Option on a cashless basis in exchange for a number of Westbrick Amalco Shares equal to the In-the-Money Amount divided by the Consideration per Share, rounded down to the nearest whole Westbrick Amalco Share; or

(iii) surrender to Westbrick Amalco for cancellation in consideration for a cash payment equal to the Option Payout Amount, in each case, less applicable statutory deductions and withholdings;

(aaa) "**Optionholders**" means holders of Westbrick Options or Westbrick Amalco Options, as the context requires, and "**Optionholder**" means any one of them;

(bbb) "**Out-of-the-Money Option**" means any Westbrick Option or Westbrick Amalco Option, as the context requires, which has an exercise price equal to or greater than a dollar value per share determined by dividing (a) Aggregate Adjusted Consideration (assuming solely for this purpose that the Option Exercise Proceeds equal an amount based on an exercise

of all Westbrick Options or Westbrick Amalco Options, as the context requires) by (b) the Fully-Diluted Shares;

(ccc) "**Parties**" and "**Party**" have the meanings ascribed thereto in the Arrangement Agreement;

(ddd) "**Person**" means an individual, a corporation, a general or limited partnership, an association, a joint stock company, limited liability company or other company, a Governmental Authority, a trust or other entity or organization, whether or not a legal entity;

(eee) "**Plan of Arrangement**", "**herein**", "**hereof**", "**hereto**", "**hereunder**" and similar expressions mean and refer to this plan of arrangement under the ABCA, all on the terms and conditions described herein, as it may be amended or supplemented from time to time in accordance with the terms hereof;

(fff) "**Purchaser**" means Vermilion Energy Inc., a corporation existing under the ABCA;

(ggg) "**Purchaser Amalco**" means the corporation resulting from the amalgamation of Purchaser and Westbrick Amalco pursuant to subsection 3.1(p);

(hhh) "**Purchaser Shares**" means common shares in the capital of the Purchaser;

(iii) "**Purchaser Share Price**" means volume weighted trading price of the Purchaser Shares on the Toronto Stock Exchange during the period of five business days ending on December 20, 2024, being $12.831;

(jjj) "**Registrar**" means the Registrar of Corporations or a Deputy Registrar of Corporations appointed under Section 263 of the ABCA;

(kkk) "**Share Consideration**" means the consideration in the form of Purchaser Shares to be received by a Westbrick Shareholder who has elected to receive consideration in such form (in whole or in part) pursuant to the Arrangement;

(lll) "**Share Consideration per Share**" means a number of Purchaser Shares equal to the quotient of the Consideration per Share divided by the Purchaser Share Price;

(mmm) "**Share Electing Shareholder**" means a Westbrick Shareholder (other than KKR) who has elected to only receive the Share Consideration pursuant to the Arrangement;

(nnn) "**Share Maximum**" means the lesser of: (i) 1,700,000 Purchaser Shares; and (ii) such number of Purchaser Shares equal to: (A) $25,000,000; divided by (B) the Purchaser Share Price; in each case subject to rounding to account for fractional shares in accordance with Section 4.6;

(ooo) "**Share Proration Factor**" means the result obtained by dividing the Share Maximum by the Aggregate Shares Elected;

(ppp) "**Shareholder Agreement**" means the Amended and Restated Unanimous Shareholder Agreement among Westbrick, the Westbrick Shareholders and KKR WEL dated February 11, 2020, as amended;

(qqq) "**Tax Act**" means the *Income Tax Act* (Canada), R.S.C. 1985, c. 1 (5th Supp.);

(rrr) "**Westbrick**" or the "**Company**" means Westbrick Energy Ltd., a corporation existing pursuant to the ABCA;

(sss) "**Westbrick Amalco**" means the corporation resulting from the amalgamation of Westbrick and KKR Holdco pursuant to subsection 3.1(i);

(ttt) "**Westbick Amalco Options**" has the meaning set forth in Section 3.1(i)(xii);

(uuu) "**Westbrick Amalco Shares**" means the common shares in the capital of Westbrick Amalco;

(vvv) "**Westbrick DSUs**" means the Westbrick deferred share units granted pursuant to the Westbrick Omnibus Plan;

(www) "**Westbrick Omnibus Plan**" means the omnibus long-term equity incentive plan of Westbrick made effective as of September 4, 2024;

(xxx) "**Westbrick Option Plan**" means the share option plan of Westbrick made effective as of December 16, 2019, as amended on April 26, 2023;

(yyy) "**Westbrick Options**" means the rights to purchase Westbrick common shares granted to the Optionholders in accordance with the Westbrick Option Plan on the terms and subject to the conditions set forth in the Westbrick Option Plan and in each Optionholder's Option Agreement;

(zzz) "**Westbrick RSUs**" means the Westbrick restricted share units granted pursuant to the Westbrick Omnibus Plan;

(aaaa) "**Westbrick Shareholders**" means the holders of Westbrick Shares and Westbrick Amalco Shares, as the context requires;

(bbbb) "**Westbrick Shares**" means the common shares in the capital of Westbrick; and

(cccc) "**Written Resolution**" means a written resolution substantially in the form set forth in Schedule "B" to the Arrangement Agreement.

1.2 Capitalized terms which are not defined herein shall have the meaning ascribed thereto in the Arrangement Agreement unless the context otherwise requires.

1.3 The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.4 Unless reference is specifically made to some other document or instrument, all references herein to articles, sections, subsections, paragraphs and subparagraphs are to articles, sections, subsections, paragraphs and subparagraphs of this Plan of Arrangement.

1.5 Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; words importing any gender shall include all genders.

1.6 In the event that the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7 References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.8 Unless otherwise specified, all references to "dollars" or "$" shall mean Canadian dollars.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1 This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Arrangement Agreement, the provisions of this Plan of Arrangement shall govern.

2.2 The Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate, will become effective at, and be binding on and after, the Effective Time on: (i) the Westbrick Shareholders (including Dissenting Shareholders); (ii) KKR Holdco; (iii) KKR WEL; (iv) Westbrick; (v) Purchaser; (vi) Westbrick Amalco; (vii) Duvernay Spinco; (viii) the Optionholders and the holders of Westbrick RSUs and Westbrick DSUs and any other incentive or convertible securities of Westbrick or Westbrick Amalco; and (ix) all other Persons, without any further act or formality required on the part of any Person except as expressly provided herein. No portion of this Plan of Arrangement will take effect with respect to any Person until the Effective Time. If a step or transaction set forth in Section 3.1 is specified to occur upon or subject to the occurrence of a specified event or action, and such specified event or action does not occur, then such steps or transactions shall be, and shall be deemed to be, omitted from this Plan and all remaining steps or transactions described in Section 3.1 shall otherwise occur in the manner and at the times indicated. Subject to the foregoing sentence, each step or transaction set out in Section 3.1 shall be mutually conditional such that no step or transaction set out in Section 3.1 may occur without all steps and transactions set out therein occurring.

2.3 The Certificate issued in respect of the Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out therein. None of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective in the sequence provided herein.

ARTICLE 3
ARRANGEMENT

3.1 Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order at five (5) minute intervals (unless otherwise indicated) without any further act or formality except as otherwise provided herein:

Dissenting Shareholders

(a) the Westbrick Shares held by Dissenting Shareholders who have validly exercised and not withdrawn Dissent Rights shall be deemed to have been transferred to Westbrick (free and clear of any and all Encumbrances) and shall be cancelled as of the Effective Time, and such Dissenting Shareholders shall cease to have any rights as Westbrick Shareholders, other than the right to be paid the fair value of their Westbrick Shares by Westbrick Amalco in accordance with Article 5;

Duvernay Spinout

(b) the Duvernay Conveyance shall become effective pursuant to and in accordance with the terms and conditions of the Duvernay Spinco Conveyance Agreement and Duvernay Spinco shall deliver to Westbrick that number of Duvernay Spinco Shares as are required to be delivered to Westbrick pursuant to the Duvernay Spinco Conveyance Agreement in payment and satisfaction in full of the purchase price for the Duvernay Assets;

(c) if a Duvernay Spin-Out Event has not occurred prior to the Effective Time, the transactions under the Duvernay Share Purchase Agreement shall become effective subject to the terms and conditions therein and Westbrick shall direct any proceeds therefrom to be used to pay indebtedness owing on the Credit Facilities;

(d) if and only if a Duvernay Spin-Out Event has occurred prior to the Effective Time, then the Duvernay Spinco Shares shall be consolidated or split into such number of shares as is equal to the number of Westbrick Shares outstanding immediately prior to this Section 3.1(d);

(e) if and only if a Duvernay Spin-Out Event has occurred prior to the Effective Time, then:

(i) the stated capital of Westbrick shall be reduced by an amount equal to the Duvernay Spinco Shares Value, by deducting that amount from the stated capital account maintained by Westbrick for the Westbrick Shares; and

(ii) an amount equal to the reduction of stated capital referred to in Section 3.1(e)(i) shall be distributed as a return of capital by Westbrick to the Westbrick Shareholders, which distribution shall be paid by Westbrick by transferring to Westbrick Shareholders one Duvernay Spinco Share for each one Westbrick Share held immediately prior to the effective time of this Section 3.1(e).

KKR Holdco Return of Capital

(f) KKR Holdco shall undertake a return of capital in respect of the Holdco Shares as follows:

(i) the stated capital of KKR Holdco shall be reduced by $216,325,000 (less any amount that may be returned as capital under Section 9.7(a) of the Arrangement Agreement), by deducting that amount from the stated capital account maintained by KKR Holdco for the Holdco Shares; and

(ii) an amount equal to the reduction of stated capital referred to in Section 3.1(f)(i) (the "**KKR Holdco Return of Capital Amount**") shall be distributed as a return of capital by KKR Holdco to its sole shareholder, KKR WEL, which distribution shall be paid by KKR Holdco by the issuance of a non-interest bearing promissory note (the "**KKR Holdco Note**") in the principal amount of the KKR Holdco Return of Capital Amount to KKR WEL;

(g) if and only if a Duvernay Spin-Out Event has occurred prior to the Effective Time, KKR Holdco shall distribute all of the Duvernay SpinCo Shares which it received pursuant to Section 3.1(e) to KKR WEL in partial satisfaction of the KKR Holdco Note, and the principal amount owing by KKR Holdco under the KKR Holdco Note shall be reduced by an amount equal to (A/B) x C, where A is the total number of Duvernay SpinCo Shares which KKR Holdco received pursuant to Section 3.1(e) and which it distributes to KKR WEL pursuant to this Section 3.1(g), B is the total number of Duvernay Spinco Shares

outstanding at the time of such distribution and C is equal to Duvernay SpinCo Shares Value;

Westbrick and KKR Holdco Amalgamation

(h) the Shareholder Agreement shall be terminated and shall cease to have any further force and effect;

(i) KKR Holdco and Westbrick shall amalgamate under the provisions of the ABCA and shall continue as one corporation under the ABCA ("**Westbrick Amalco**") upon the following terms and conditions:

(i) Name – The name of Westbrick Amalco shall be "Westbrick Energy Ltd." or such other name as the board of directors of Westbrick may approve (subject to the prior written consent of Purchaser);

(ii) Registered Office – The registered office of Westbrick Amalco shall initially be the current registered officer of Westbrick;

(iii) Authorized Share Capital – Westbrick Amalco shall be authorized to issue:

(A) an unlimited number of Westbrick Amalco Shares; and

(B) an unlimited number of preferred shares, issuable in series (each, a "**Westbrick Amalco Preferred Share**").

The rights, privileges, restrictions and conditions attaching to the Westbrick Amalco Shares and the Westbrick Amalco Preferred Shares following the amalgamation shall be the same as the rights, privileges, restrictions and conditions attaching to the Westbrick Shares and to the preferred shares of Westbrick, respectively.

(iv) Restrictions on Transfer – Subject to any unanimous shareholder agreement with respect to Westbrick Amalco then in force, the securities in the capital of Westbrick Amalco, other than non-convertible debt securities, shall not be transferred without either the approval of the board of directors of Westbrick Amalco or the holder or holders of shares in the capital of Westbrick Amalco to which are attached more than 50% of the votes attaching to all voting shares in the capital of Westbrick Amalco then outstanding, to be evidenced, in either case, by a resolution of such directors or shareholders, with such approval being given prior to the time of the transfer of such securities;

(v) Other Provisions – The other provisions forming part of the articles of Westbrick Amalco shall be those of Westbrick, *mutatis mutandis*;

(vi) Directors and Officers –

(A) *Minimum and Maximum*: The directors of Westbrick Amalco shall, unless otherwise changed in accordance with the ABCA, consist of a minimum of one director and a maximum of ten directors;

(B) *Initial Directors*: The initial directors of Westbrick Amalco shall be the directors of Westbrick (or such other persons as Westbrick, KKR WEL and Purchaser agree in writing);

(vii) Stated Capital – The aggregate stated capital of Westbrick Amalco will be an amount equal to the aggregate of the paid-up capital for the purposes of the Tax Act of the Holdco Shares and the Westbrick Shares (other than the Westbrick Shares held by KKR Holdco), immediately before the amalgamation;

(viii) By-laws – The by-laws of Westbrick Amalco shall be the by-laws of Westbrick, *mutatis mutandis*; and

(ix) Effect of Amalgamation – The provisions of subsections 186(b), (c), (d), (e) and (f) of the ABCA shall apply to the amalgamation with the effect that:

(A) the property of each of KKR Holdco and Westbrick shall continue to be the property of Westbrick Amalco;

(B) Westbrick Amalco shall continue to be liable for all of the obligations of each of KKR Holdco and Westbrick;

(C) any existing cause of action, claim or liability to prosecution of KKR Holdco or Westbrick shall be unaffected;

(D) any civil, criminal or administrative action or proceedings pending by or against KKR Holdco or Westbrick may be continued to be prosecuted by or against Westbrick Amalco; and

(E) a conviction against, or ruling, order or judgment in favour of or against, KKR Holdco or Westbrick may be enforced by or against Westbrick Amalco;

(x) Articles – The Articles of Arrangement shall be deemed to be the articles of amalgamation of Westbrick Amalco and any certificate issued in respect of such Articles of Arrangement by the Registrar giving effect to the Arrangement shall be deemed to be the Certificate of Amalgamation of Westbrick Amalco; and

(xi) Exchange and Cancellation of Shares – The shares in the capital of each of KKR Holdco and Westbrick shall be exchanged for issued and fully-paid shares in the capital of Westbrick Amalco, or shall be cancelled without any repayment of the capital in respect thereof, as follows:

(A) each issued and outstanding Holdco Share shall be exchanged for a fraction of a Westbrick Amalco Share equal to: [[X x Y] – Z] / [X x Y]; where X is the number of Westbrick Shares held by KKR Holdco as of the Effective Time, Y is the Consideration per Share and Z is KKR Holdco Return of Capital Amount; and the share certificates for such Westbrick Amalco Shares will be deemed to be evidenced by the existing share certificates for such Holdco Shares;

(B) each issued and outstanding Westbrick Share (other than Westbrick Shares held by KKR Holdco) shall be exchanged for one Westbrick Amalco Share, and the share certificates for such Westbrick Amalco Shares will be

deemed to be evidenced by the existing share certificates for such Westbrick Shares; and

(C) each issued and outstanding Westbrick Share held by KKR Holdco, being an aggregate of 36,643,767 Westbrick Shares, shall be cancelled without any repayment of capital in respect thereof;

(xii) Westbrick Options – Each outstanding Westbrick Option shall be exchanged for one option of Westbrick Amalco ("**Westbrick Amalco Option**") to acquire, on the same terms and conditions as were applicable to such Westbrick Option including accelerated vesting in connection with the Arrangement and in accordance with the procedure set forth herein, one Westbrick Amalco Share at an exercise price per Westbrick Amalco Share equal to the exercise price per Westbrick Share of the Westbrick Option immediately prior to the amalgamation, provided that it is intended that the provisions of subsection 7(1.4) of the Tax Act apply to the exchange of the Westbrick Options for Westbrick Amalco Options under this Section 3.1(i)(xii) and accordingly, notwithstanding the foregoing, if required for purposes of ensuring the provisions of subsection 7(1.4) of the Tax Act will apply to the exchange, the exercise price of a Westbrick Amalco Option will be deemed to be increased such that the value of the Westbrick Amalco Share immediately after the exchange less the exercise price of the Westbrick Amalco Option does not exceed the value of the Westbrick Share immediately before the exchange less the exercise price of the Westbrick Option for which it was exchanged;

Westbrick Options

(j) in respect of the Westbrick Amalco Options:

(i) each Option Exercise and Surrender Agreement that has been duly completed, executed and returned to Westbrick prior to the Election Deadline is deemed to become effective such that the issuances of Westbrick Amalco Shares and cash payments thereunder are made to the applicable Optionholder (less any applicable withholding amounts), in each case in accordance with the applicable Option Exercise and Surrender Agreement;

(ii) in respect of any Westbrick Amalco Options for which an Option Exercise and Surrender Agreement has not been duly completed, executed and returned to Westbrick prior to the Election Deadline, notwithstanding the terms of such Westbrick Amalco Options, the Westbrick Option Plan and any Option Agreements in relation thereto or any employment agreement (or similar agreement) or any resolution of the Westbrick board of directors (or any committee thereof) such Westbrick Amalco Option shall be surrendered and transferred to Westbrick Amalco (free and clear of any encumbrances) for cancellation in exchange for a cash payment from Westbrick Amalco equal to the Optionholder's Option Payout Amount (less any applicable withholding amounts);

(iii) the names of the holders of such Optionholder shall be removed from the register of holders of Westbrick Amalco Options maintained by or on behalf of Westbrick Amalco; and

(iv) the Westbrick Option Plan and each Option Agreement in relation thereto shall terminate and be of no further force and effect, and neither Westbrick Amalco, Purchaser, nor any of their respective successors or assigns shall have any further liability or obligation with respect thereto;

Westbrick RSUs

(k) each Westbrick RSU outstanding immediately prior to the Effective Time (whether vested or unvested), shall, notwithstanding the terms of such Westbrick RSUs, the Westbrick Omnibus Plan and any award agreements in relation thereto or any employment agreement (or similar agreement) or any resolution of the Westbrick board of directors (or any committee thereof):

(i) be settled in exchange for a cash payment from Westbrick Amalco equal to the Consideration per Share per each Westbrick RSU (less any applicable withholding amounts);

(ii) the names of the holders of such Westbrick RSUs shall be removed from the register of holders of Westbrick RSUs maintained by or on behalf of Westbrick; and

(iii) the Westbrick RSUs shall be immediately cancelled and each award agreement in relation thereto shall terminate and be of no further force and effect, and neither Westbrick, Purchaser, nor any of their respective successors or assigns shall have any further liability or obligation with respect thereto;

Westbrick DSUs

(l) each Westbrick DSU outstanding immediately prior to the Effective Time (whether vested or unvested), shall, notwithstanding the terms of such Westbrick DSUs, the Westbrick Omnibus Plan and any award agreements in relation thereto or any employment agreement (or similar agreement) or any resolution of the Westbrick board of directors (or any committee thereof):

(i) be settled in exchange for a cash payment from Westbrick Amalco equal to the Consideration per Share per each Westbrick DSU (less any applicable withholding amounts);

(ii) the names of the holders of such Westbrick DSUs shall be removed from the register of holders of Westbrick DSUs maintained by or on behalf of Westbrick; and

(iii) the Westbrick DSUs shall be immediately cancelled and the Westbrick Omnibus Plan and each award agreement in relation thereto shall terminate and be of no further force and effect, and neither Westbrick, Purchaser, nor any of their respective successors or assigns shall have any further liability or obligation with respect thereto;

Acquisition of Westbrick Amalco Shares by Purchaser

(m) each issued and outstanding Westbrick Amalco Share (other than those transferred to Westbrick pursuant to Section 3.1(a)) shall be, and shall be deemed to be, transferred to,

and acquired by, Purchaser (free and clear of any Encumbrances) in exchange for the payment by Purchaser to such Westbrick Amalco Shareholder as follows:

(i) each Westbrick Amalco Shareholder that is a Cash Electing Shareholder will receive an amount of Cash Consideration equal to the number of Westbrick Amalco Shares transferred to the Purchaser hereunder multiplied by the Consideration per Share;

(ii) subject to subsection 3.1(n) and Section 3.3, each Westbrick Shareholder that is a Share Electing Shareholder will receive that number of Purchaser Shares, rounded to the nearest whole Purchaser Share, equal to the Share Consideration per Share for each Westbrick Amalco Share transferred to the Purchaser hereunder;

(iii) subject to subsection 3.1(n) and Sections 3.3 and 3.7, each Westbrick Shareholder that is a Combination Electing Shareholder will receive:

(A) an amount of Cash Consideration equal to the product of the number of Westbrick Amalco Shares transferred to the Purchaser hereunder in respect of which the Combination Electing Shareholder validly elected the Cash Consideration in accordance with this Plan of Arrangement multiplied by the Consideration per Share; and

(B) the Share Consideration per Share for each Westbrick Amalco Share transferred to the Purchaser hereunder in respect of which the Combination Electing Shareholder validly elected the Share Consideration per Share in accordance with this Plan of Arrangement;

(n) Purchaser shall not be required to issue an aggregate amount of Purchaser Shares in excess of the Share Maximum in exchange for Westbrick Amalco Shares and, if the Aggregate Shares Elected exceeds the Share Maximum, each Share Electing Shareholder and Combination Electing Shareholder shall be entitled to receive, in lieu of the number of Purchaser Shares referred to in Section 3.1(m)(ii) or 3.1(m)(iii), as applicable:

(i) Share Consideration per Share in consideration for the number of Westbrick Amalco Shares as is equal to the product obtained by multiplying (A) the Share Proration Factor, by (B) the number of Westbrick Amalco Shares transferred to the Purchaser by the Westbrick Amalco Shareholder hereunder in respect of which such Westbrick Amalco Shareholder would have, absent the application of this section 3.1(n), received Purchaser Shares; and

(ii) an amount of Cash Consideration equal to the Consideration per Share multiplied by such number of Westbrick Amalco Shares that is determined by subtracting the number of Westbrick Amalco Shares transferred for Share Consideration as determined under section 3.1(n)(i) from the total number of Westbrick Amalco Shares transferred to the Purchaser by such Westbrick Amalco Shareholder hereunder;

Repayment of KKR Holdco Note

(o) as repayment by Westbrick Amalco of the KKR Holdco Note, as assumed by Westbrick Amalco on the amalgamation, the Depositary shall release funds in the amount equal to the then remaining outstanding balance under the KKR Holdco Note to KKR WEL;

Westbrick Amalco and Purchaser Amalgamation

(p) Westbrick Amalco and Purchaser shall amalgamate under the provisions of the ABCA and shall continue as one corporation under the ABCA ("**Purchaser Amalco**") upon the following terms and conditions:

(i) Name – The name of Purchaser Amalco shall be "Vermilion Energy Inc." or such other name as the board of directors of Purchaser may approve;

(ii) Registered Office – The registered office of Purchaser Amalco shall be 3500-520 3rd Avenue SW, Calgary, Alberta T2P 0R3;

(iii) Authorized Share Capital – Purchaser Amalco shall be authorized to issue an unlimited number of common shares;

(iv) Other Provisions – The other provisions forming part of the articles of Purchaser Amalco shall be those of Purchaser, *mutatis mutandis*;

(v) Directors and Officers –

(A) the current directors of Purchaser shall be the directors of Purchaser Amalco to hold office until the next annual general meeting of the shareholders of Purchaser Amalco or until their successors are duly appointed;

(B) the current officers of Purchaser shall be the officers of Purchaser Amalco to hold office until their successors are duly appointed:

(vi) Stated Capital – The aggregate stated capital of Purchaser Amalco will be an amount equal to the aggregate of the paid-up capital for the purposes of the Tax Act of the Purchaser Shares immediately before the amalgamation;

(vii) By-laws – The by-laws of Purchaser Amalco shall be the by-laws of Purchaser, *mutatis mutandis*;

(viii) No Securities Issued

(A) no securities shall be issued by Purchaser Amalco in connection with the amalgamation;

(B) each issued and outstanding Westbrick Amalco Share shall be cancelled;

(ix) Effect of Amalgamation – The provisions of subsections 186(b), (c), (d), (e) and (f) of the ABCA shall apply to the amalgamation with the effect that:

(A) the property of each of Westbrick Amalco and Purchaser shall continue to be the property of Purchaser Amalco;

(B) Purchaser Amalco shall continue to be liable for all of the obligations of each of Westbrick Amalco and Purchaser;

(C) any existing cause of action, claim or liability to prosecution of Westbrick Amalco and Purchaser shall be unaffected;

(D) any civil, criminal or administrative action or proceedings pending by or against Westbrick Amalco and Purchaser may be continued to be prosecuted by or against Purchaser Amalco; and

(E) a conviction against, or ruling, order or judgment in favour of or against, Westbrick Amalco and Purchaser may be enforced by or against Purchaser Amalco;

(x) Articles – The Articles of Amalgamation of Purchaser Amalco shall be the same as the articles of Purchaser; and

(xi) Cancellation of Shares – No securities shall be issued by Purchaser Amalco in connection with the amalgamation and each issued and outstanding Westbrick Amalco Share shall be cancelled. Any certificates representing the Purchaser Shares shall be deemed to evidence common shares in the capital of Purchaser Amalco.

3.2 The Parties shall make the appropriate entries into their securities registers to reflect the matters referred to under Section 3.1. For greater certainty, the aggregate pre-tax cash consideration payable to KKR WEL pursuant this Plan of Arrangement shall neither be more nor less than the aggregate amount of pre-tax cash consideration that KKR Holdco would have been entitled to receive if Sections 3.1(f), 3.1(i) and 3.1(o) were omitted from this Plan of Arrangement, but all remaining applicable steps in the Plan of Arrangement were completed.

3.3 With respect to the elections made by a holder of Westbrick Amalco Shares pursuant to subsection 3.1(m):

(i) each of such holders of Westbrick Amalco Shares shall make such election by depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such holder's election (which for those electing to receive Combined Consideration, shall also indicate the percentage of their Westbrick Amalco Shares requested to be exchanged for Share Consideration), together with certificates representing such holder's Westbrick Shares; and

(ii) any Westbrick Amalco Shareholder who does not deposit a duly completed Letter of Transmittal and Election Form with the Depositary prior to the Election Deadline, or otherwise fails to comply with the requirements the Letter of Transmittal and Election Form to make an election to exchange Westbrick Amalco Shares as contemplated by subsection 3.3(i), shall be deemed to have elected Cash Consideration.

3.4 A Westbrick Amalco Shareholder who received consideration consisting, in whole or in part, of Share Consideration shall be entitled to make a tax election, pursuant to subsection 85(1) or 85(2) of the Tax Act, as applicable (and the analogous provisions of provincial income tax law). Purchaser shall make available on Purchaser's website (or otherwise made available to Westbrick

Amalco Shareholders) tax election forms required under the Tax Act within 60 days of the Effective Date. Any Westbrick Amalco Shareholder who wants to make such election and otherwise qualifies to make such election may do so by providing to Purchaser two signed copies of the necessary election forms within 120 days following the Effective Date, duly completed with the details of the number of Westbrick Shares transferred and the applicable agreed amount or amounts for the purposes of such election. Thereafter, subject to the election forms complying with the provisions of the Tax Act (or applicable provincial or territorial income tax law), the forms will be signed by Purchaser and returned to such Westbrick Amalco Shareholder by ordinary mail within 30 days after the receipt thereof by Purchaser for filing with the Canada Revenue Agency (or the applicable provincial or territorial taxing authority). Purchaser will not be responsible for the proper completion of any election form and, except for the obligation of Purchaser to so sign and return duly completed election forms which are received by Purchaser within 120 days of the Effective Date. Purchaser will not be responsible for any taxes, interest or penalties resulting from the failure by a Westbrick Amalco Shareholder to properly complete or file the election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial or territorial legislation). In its sole discretion, Purchaser may choose to sign and return an election form received by it more than 120 days following the Effective Date, but Purchaser will have no obligation to do so.

3.5 **Post-Closing Adjustment Amount**

In the event the Parties to the Arrangement Agreement proceed to Closing notwithstanding that the dispute resolution process set forth in Section 2.8(f) of the Arrangement Agreement has not been finalized, as set forth in Section 2.8(g) of the Arrangement Agreement, then KKR WEL and Westbrick may appoint one or more shareholder representatives who will have authority to resolve such dispute on behalf of the former Westbrick Amalco Shareholders (the "**Shareholder Representatives**"). The Aggregate Adjusted Consideration hereunder shall be deemed as of the Effective Time to be reduced by the amount payable by Purchaser which is being disputed in accordance with Section 2.8(f) of the Arrangement Agreement. Following the resolution of such dispute, the Aggregate Adjusted Consideration shall be deemed to be increased by the amount of the disputed amount which is required to be paid by the Purchaser under the Arrangement Agreement, and the Depositary shall release such disputed amounts as directed by the Shareholder Representatives in accordance with the Entitlement Schedule.

3.6 **Insurance Claim Recovery Amount**

(a) Each former Westbrick Shareholder (other than Dissenting Shareholders and Optionholders who exercised their Westbrick Options after the date of the Arrangement Agreement) shall be entitled to receive the Insurance Recovery Amount *pro rata* based on the number of Westbrick Shares it holds immediately prior to the Effective Time, all in accordance with the Insurance Entitlement Calculation (less any applicable withholdings) (the "**Insurance Payment**"); and

(b) To the extent that the Insurance Recovery Amount is received by Westbrick following the Effective Time, Purchaser Amalco shall promptly pay such amount to the former Westbrick Shareholders (other than Dissenting Shareholders and Optionholders who exercised Westbrick Options after the date of the Arrangement Agreement) (the "Eligible Westbrick Shareholders"). Each Eligible Westbrick Shareholder shall be entitled to receive its pro rata share (based on the number of Westbrick Shares held by such Westbrick Shareholders immediately prior to the Effective Time) of the Insurance Recovery Amount as additional consideration for the transfer of their Westbrick Amalco Shares to the Purchaser.

3.7 Notwithstanding anything else in this Plan of Arrangement, each Westbrick Amalco Shareholder who receives a combination of Cash Consideration (including a payment under section 3.6) and Share Consideration under the Arrangement shall be deemed to have exchanged all of such Westbrick Amalco Shareholder's Westbrick Amalco Shares for a combination of the Cash Consideration, Share Consideration and any amounts under section 3.6 in respect of the Insurance Recovery Amount (if any) received by such Westbrick Amalco Shareholder.

ARTICLE 4
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

4.1 From and after the Effective Time, certificates formerly representing Westbrick Shares and Westbrick Amalco Shares shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement or as to those certificates formerly representing Westbrick Shares held by Dissenting Shareholders (if any) (other than those Dissenting Shareholders deemed to have participated in the Arrangement pursuant to Article 5), to receive the fair value of the Westbrick Amalco Shares represented by such certificates.

4.2 Prior to the Effective Time, Purchaser shall: (i) provide to the Depositary a certified cheque, bank draft or wire transfer of funds in an amount at least equal to the sum of the principal amount of the KKR Holdco Note and the aggregate amount of cash that the Westbrick Shareholders are entitled to receive for their Westbrick Amalco Shares in accordance with the terms of the Arrangement Agreement and this Plan of Arrangement; and (ii) issue and deliver to the Depositary an irrevocable treasury order authorizing the Depositary, as the registrar and transfer agent for the Purchaser Shares, to issue in a book based register the aggregate number of Purchaser Shares payable to the former holders of Westbrick Amalco Shares pursuant to the provisions of the Arrangement Agreement and this Plan of Arrangement. Following the Effective Time, the Depositary shall be considered to hold such funds and Purchaser Shares for the sole benefit of KKR WEL and the Westbrick Amalco Shareholders.

4.3 The Depositary shall (as soon as is practicable but in any event not later than the date that is three Business Days following the later of the Effective Date and the date of deposit by a former Westbrick Shareholder of a duly completed and executed Letter of Transmittal and Election Form, together with the share certificates representing the holder's Westbrick Amalco Shares and such other documents and instruments as the Depositary may reasonably require) cause to be prepared individual cheques (or other form of immediately available funds) and/or certificates representing the Purchaser Shares (or arrange for the direct non-certificated deposit of the Purchaser Shares), as applicable. Such cheques and/or Purchaser Shares, as applicable, shall be forwarded by first class mail, postage pre-paid, to the Person and at the address specified in the relevant Letter of Transmittal and Election Form or, if no address has been specified therein, at the address specified for the particular holder in the register of holders of Westbrick Shares. Cheques and/or Purchaser Shares, as applicable, mailed pursuant hereto will be deemed to have been delivered at the time of delivery thereof to the post office.

4.4 If any certificate which immediately prior to the Effective Time represented an interest in outstanding Westbrick Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto). The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to Westbrick and the Depositary, which bond is in form and substance satisfactory to Purchaser or shall otherwise indemnify Westbrick, the Purchaser and the Depositary against any claim that may

be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Any certificate formerly representing Westbrick Shares that is not deposited with all other documents as required by this Plan of Arrangement and the Letter of Transmittal and Election Form on or before the last Business Day prior to the third anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature, including the right of the holder of such Westbrick Shares to receive the consideration that the holder is entitled pursuant to this Arrangement. In such case, the cash that the holder is entitled to pursuant to this Arrangement (including any dividends or other distributions in respect of Purchaser Shares) shall be returned by the Depositary to Purchaser and the Purchaser Shares shall be returned to Purchaser for cancellation.

4.6 No certificates representing fractional Purchaser Shares shall be issued. Where the aggregate number of Purchaser Shares to be issued to a former Westbrick Shareholder pursuant to this Plan of Arrangement would result in a fraction of a Purchaser Share being issuable, each such former Westbrick Shareholder otherwise entitled to a fractional interest in a Purchaser Share will receive the nearest whole number of Purchaser Shares (with fractions equal to or greater than 0.5 being rounded up and fractions less than 0.5 being rounded down). No cash settlements shall be made with respect to fractional shares eliminated by rounding.

4.7 Subject to Section 4.5, all dividends payable in respect of Purchaser Shares to which a former Westbrick Amalco Shareholder is entitled, but for which a certificate representing such Purchaser Shares has not been delivered to such former Westbrick Amalco Shareholder (or the electronic non-certificated deposit of such Purchaser Shares has not been completed) in accordance with this Article 4, shall be paid or delivered to the Depositary to be held in trust for such former Westbrick Amalco Shareholder for delivery to the former Westbrick Amalco Shareholder, net of all withholding and other taxes, upon delivery of the certificate representing the Purchaser Shares (or the electronic deposit of Purchaser Shares) in accordance with this Article 4.

ARTICLE 5
DISSENTING SHAREHOLDERS

5.1 Unless a Written Resolution has been executed by every Westbrick Shareholder, each registered holder of Westbrick Shares that has not executed a Written Resolution shall have the right to dissent with respect to the Arrangement in accordance with section 191 of the ABCA, as modified by the Interim Order and this Article 5; provided that, notwithstanding subsection 191(5) of the ABCA, the written objection to the Arrangement Resolution referred to in subsection 191(5) of the ABCA must be received by Westbrick from the Dissenting Shareholder not later than the Election Deadline. A Dissenting Shareholder may not exercise Dissent Rights in respect of only a portion of the Westbrick Shares it holds, but may only exercise Dissent Rights in respect of all, and not less than all, of the Westbrick Shares it holds. A Dissenting Shareholder shall, at the Effective Time, cease to have any rights as a holder of Westbrick Shares and shall only be entitled to be paid the fair value of the holder's Westbrick Shares (less any applicable withholdings). Only registered holders of Westbrick Shares can elect to be Dissenting Shareholders and such Dissenting Shareholders must dissent with respect to all Westbrick Shares held by the Dissenting Shareholder. Dissent Rights are not available to holders of Westbrick Options, Westbrick Amalco Options, Westbrick RSUs or Westbrick DSUs. Notwithstanding the provisions of section 191 of the ABCA, a Dissenting Shareholder who is entitled to be paid the fair value of the holder's Westbrick Shares (less any applicable withholdings) shall be deemed to have transferred the holder's Westbrick Shares to Westbrick (free and clear of any and all Encumbrances) for cancellation at the Effective Time. A Dissenting Shareholder who, for any reason, is not entitled to be paid the fair value of the

holder's Westbrick Shares, shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Westbrick Shares and shall receive the consideration to which a Cash Electing Shareholder is entitled under the Arrangement, notwithstanding the provisions of section 191 of the ABCA. The fair value of the Westbrick Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the Westbrick Shareholders pursuant to the Written Resolution; but in no event shall Purchaser or Westbrick Amalco be required to recognize such Dissenting Shareholder as a shareholder of Westbrick Amalco after the Effective Time and each Dissenting Shareholder will cease to be entitled to the rights of a Westbrick Shareholder in respect of the Westbrick Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the name of such holder shall be removed from the applicable Westbrick register of shareholders as at the Effective Time to reflect that such former holder is no longer the holder of such Westbrick Shares as at and from the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no Person who has executed a Written Resolution shall be entitled to dissent with respect to the Arrangement.

ARTICLE 6
WITHHOLDING

6.1 Subject to the Arrangement Agreement, the Company, Westbrick Amalco, Purchaser and the Depositary shall be entitled to deduct and withhold from any amounts payable to any Person under this Plan of Arrangement, such amounts as Company, Westbrick Amalco, Purchaser or the Depositary, as applicable, determines, acting reasonably, are required to be deducted or withheld with respect to such payment under the Tax Act or any provision of any other Applicable Laws. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the Persons in respect of which such deduction and withholding was made.

ARTICLE 7
AMENDMENTS

7.1 Purchaser, Westbrick and KKR WEL may by mutual agreement amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment shall be: (a) set forth in writing; (b) filed with the Court; and (c) communicated to and/or consented to by the Westbrick Shareholders, if and as required by the Court and in the manner directed by the Court or if and as required by the Written Resolution.

7.2 Any amendment to the Plan of Arrangement that is approved by the Court shall be effective only if it is consented to by each of Purchaser, Westbrick and KKR WEL, and if required by the Court, is consented to by the Westbrick Shareholders in the manner directed by the Court.

SCHEDULE "C"

ARTICLES OF AMALGAMATION –

Westbrick Energy Ltd.

Alberta

Articles of Amalgamation for an Alberta Corporation

Public (when completed)

Business Corporations Act
Sections 181 and 187

This information is collected, used, and may be publicly disclosed in accordance with s. 33(a,c), 39 (1)(a,c), and 40(1)(c,e,f) of the *Freedom of Information and Protection of Privacy Act*; the *Business Corporations Act*; and the *Common Business Number Act*. It is required for the purpose of issuing a certificate of amalgamation and assigning a Canada Revenue Agency business number to the amalgamated corporation. Questions can be directed to the Service Alberta Contact Centre at cr@gov.ab.ca or 780-427-7013 (toll-free 310-0000 within Alberta).

1. **Name of Amalgamated Corporation**

WESTBRICK ENERGY LTD.

2. **The classes of shares, and any maximum number of shares that the corporation is authorized to issue:**

See Schedule attached: Share Structure

3. **Restrictions on share transfers (if any):**

See Schedule attached: Restrictions on Share Transfers

4. **Number, or minimum and maximum number, of directors that the corporation may have:**

Minimum: 1; Maximum: 8

5. **If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):**

None

6. **Other rules or provisions (if any):**

See Schedule attached: Other Rules or Provisions

7. Amalgamating Corporations

Name	Corporate Access Number	Business Number
Westbrick Energy Ltd.	2015814540	819967803
KKR WEL (Alberta) ULC	2019318274	710044892

8. Authorized Representative/Authorized Signing Authority for the Corporation

Last Name	First Name	Middle Name (optional)
McCagherty	Ken	

Relationship to Corporation	Telephone Number (optional)	Email Address
President & Chief Executive Officer		

Date of Submission yyyy-mm-dd	Signature
	[signature]

SCHEDULE TO THE ARTICLES OF AMALGAMATION
OF
WESTBRICK ENERGY LTD
(the "Corporation")

SHARE STRUCTURE:

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares. The rights, privileges, restrictions and conditions of the Common and the Preferred Shares are as follows:

The rights of the holders of the Common Shares are equal in all respects and include the following:

1. **VOTING RIGHTS**

   The holders of the Common Shares shall be entitled to vote at all meetings of shareholders of the Corporation, except at meetings at which only holders of a specified class of shares are entitled to vote;

2. **DIVIDEND RIGHTS**

   Subject to the *Business Corporations Act* (Alberta), and subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares shall be entitled to receive, as and when declared by the directors of the Corporation, dividends at such rate as may be determined from time to time by the directors of the Corporation;

3. **RETURN OF CAPITAL**

   Subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Corporation, the holders of the Common Shares shall be entitled to share pro rata, according to the number of shares held, in the remaining property of the Corporation upon dissolution.

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

1. The Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the directors of the Corporation; and

2. Subject to the provisions of the *Business Corporations Act* (Alberta), the directors of the Corporation may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares.

SCHEDULE TO THE ARTICLES OF AMALGAMATION
OF
WESTBRICK ENERGY LTD
(the "Corporation")

RESTRICTIONS ON SHARE TRANSFERS:

The right to transfer shares of the Corporation is restricted in that no shares in the capital of the Corporation, other than non-convertible debt securities, shall be transferred without either the approval of the board of directors of the Corporation , or the holder or holders of shares in the capital of the Corporation to which are attached more than 50% of the votes attaching to all voting shares in the capital of the Corporation then outstanding, to be evidenced, in either case, by a resolution of such directors or shareholders, with such approval being given prior to the time of the transfer of such securities.

SCHEDULE TO THE ARTICLES OF AMALGAMATION
OF
WESTBRICK ENERGY LTD
(the "Corporation")

OTHER RULES OR PROVISIONS:

1. The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.

2. Meetings of the shareholders may be held outside Alberta.

SCHEDULE "D"

ARTICLES OF AMALGAMATION

Vermilion Energy Inc.

Alberta

Articles of Amalgamation for an Alberta Corporation

Public (when completed)

Business Corporations Act
Sections 181 and 187

This information is collected, used, and may be publicly disclosed in accordance with s. 33(a,c), 39 (1)(a,c), and 40(1)(c,e,f) of the *Freedom of Information and Protection of Privacy Act*; the *Business Corporations Act*; and the *Common Business Number Act*. It is required for the purpose of issuing a certificate of amalgamation and assigning a Canada Revenue Agency business number to the amalgamated corporation. Questions can be directed to the Service Alberta Contact Centre at cr@gov.ab.ca or 780-427-7013 (toll-free 310-0000 within Alberta).

1. Name of Amalgamated Corporation

Vermilion Energy Inc.

2. The classes of shares, and any maximum number of shares that the corporation is authorized to issue:

The Corporation is authorized to issue an unlimited number of common shares.

3. Restrictions on share transfers (if any):

None

4. Number, or minimum and maximum number, of directors that the corporation may have:

Min: 1, Max: 15

5. If the corporation is restricted FROM carrying on a certain business, or restricted TO carrying on a certain business, specify the restriction(s):

None

6. Other rules or provisions (if any):

The attached schedule is incorporated into and forms part of the articles of the corporation.

7. **Amalgamating Corporations**

Name	Corporate Access Number	Business Number
Vermilion Energy Inc.	2024822302	801424250
Westbrick Energy Ltd.		

8. **Authorized Representative/Authorized Signing Authority for the Corporation**

Last Name	First Name	Middle Name (optional)
Hatcher	Dion	

Relationship to Corporation	Telephone Number (optional)	Email Address
Director		dhatcher@vermilionenergy.com

Date of Submission yyyy-mm-dd		Signature
2025-02-26		DocuSigned by: Dion Hatcher

THIS SCHEDULE IS INCORPORATED INTO
AND FORMS PART OF THE ARTICLES OF
VERMILION ENERGY INC. (the "**Corporation**")

OTHER RULES OR PROVISIONS (IF ANY):

The directors may, between annual general meetings, appoint one or more additional directors of Vermilion Energy Inc. to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of Vermilion Energy Inc. Meetings of the shareholders of Vermilion Energy Inc. may be held outside Alberta at any place within Canada as the Board of Directors of Vermilion Energy Inc. may determine.

Notice of Address and Notice of Agent for Service

Business Corporations Act
Sections 20 and 20.1

1. Name of Corporation	**2. Corporate Access Number**
Vermilion Energy Inc.	

3. Address of Registered Office *(Street address, including postal code, or legal land description)*

400 3rd Avenue SW, Suite 3700, Calgary, Alberta T2P 4H2

4. Records Office *(Street address, including postal code, or legal land description)*

400 3rd Avenue SW, Suite 3700, Calgary, Alberta T2P 4H2

5. Agent for Service *(Full name and street address, including postal code and email address)*

Jennifer K. Kennedy
Norton Rose Fulbright Canada LLP
400 3rd Avenue SW, Suite 3700
Calgary, Alberta T2P 4H2
canbusannuals@nortonrosefulbright.com

6. Email Address for Annual Return Reminders

canbusannuals@nortonrosefulbright.com

7. Date Authorized: 02/26/2025
Month / Day / Year

DocuSigned by:
Dion Hatcher
(Authorized Signature)

Dion Hatcher, President & CEO
(Print Name & Title of Authorized Person)

This information is being collected for the purposes of corporate registry records in accordance with the Business Corporations Act Questions about the collection of this information can be directed to the Freedom of Information and Protection of Privacy Coordinator for Alberta Registries, Research and Program Support, Box 3140, Edmonton, Alberta T5J 2G7, (780) 427-7013.

REG 3016 (2001/09)